EXHIBIT 99.1


DATA SYSTEMS & SOFTWARE INC. ANNOUNCES RETURN TO NASDAQ SYMBOL 'DSSI'

Friday April 9, 3:29 pm ET

MAHWAH, N.J., April 9 /PRNewswire-FirstCall/ -- Data Systems & Software Inc. (Nasdaq: DSSCE - NEWS) today announced that pursuant to a decision of the Nasdaq Listing Qualifications Panel on April 7, 2004, the Nasdaq symbol for the Company's Common Stock will return to its original symbol, "DSSI", effective with the open of business on Monday, April 12, 2004. In its April 7 decision, the Listing Panel acknowledged the Company's substantial compliance with the terms of its February 25, 2004 determination, which compliance included the filing by the Company of an amended Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 that included financial statements that had been reviewed by the Company's new independent auditors, as required by SEC Rule 10-01(d) of Regulation S-X. The Listing Panel also noted the Company's filing, on April 1, 2004, of its Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

The Listing Panel also noted in its April 7 decision that all other terms and conditions of its February 25 determination remain in effect. In accordance with the February 25 determination, the Company's Common Stock will continue to be listed on The Nasdaq SmallCap Market under a continuing exception to the Nasdaq Marketplace Rules, which conditions the Company's continued listing upon the Company's filing on a timely basis all periodic reports for all fiscal 2004 reporting periods. Under the Listing Panel's decision, should the Company fail to make any required filing in accordance with the Listing Panel's conditions, the Common Stock would be subject to delisting from The Nasdaq SmallCap Market without additional hearing.

ABOUT DATA SYSTEMS & SOFTWARE INC.

Data Systems & Software Inc. is a provider of software consulting and development services and is an authorized direct seller and value added reseller of computer hardware. Through its Comverge Inc. affiliate, the Company provides energy intelligence solutions to utilities.

     For more information, contact:
     George Morgenstern, CEO, (201) 529-2026, IR@DSSIINC.COM.

This press release includes forward-looking statements, which are subject to risks and uncertainties, including risks associated with compliance by the Company with all of the continuing conditions set forth in the Listing Panel's February 25 decision. Actual results may vary from those projected or implied by such forward-looking statements. There is no assurance that the Company will be able to maintain compliance with the listing maintenance standards of The Nasdaq Stock Market. A discussion of risks and uncertainties which may affect the Company's business generally is included in "Business Factors Which May Affect Future Results" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.